MANGOSOFT, INC.
2,400,000 Shares of Common Stock
Offered Pursuant to Rights
Distributed to Stockholders
of MangoSoft, Inc.

December 21, 2007

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

        This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by MangoSoft, Inc. ("MangoSoft") of shares of its Common Stock (as such term is defined below), pursuant to subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of MangoSoft’s common stock, par value $0.001 per share (the "Common Stock"), at the close of business on December 21, 2007 (the "Record Date"). The Rights and Common Stock are described in MangoSoft’s Prospectus dated December 21, 2007 (the "Prospectus").

        In the Rights Offering, MangoSoft is offering an aggregate of 2,400,000 shares of Common Stock, as described in the Prospectus.

        The Rights will expire, if not exercised, at 5:00 p.m., Eastern Standard Time, on January 29, 2008 unless extended in the sole discretion of MangoSoft (as it may be extended, the "Expiration Time").

        Each Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.50 per share (the "Subscription Price"). Each Right also carries with it the ability for the holder thereof to subscribe (the "Over-subscription Privilege") for additional shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised the Basic Subscription Privilege. See "The Rights Offering" in the Prospectus.

        The Rights are evidenced by a Rights certificate (a "Subscription Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to .7032 Rights for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Over-subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to Interwest Transfer Company, as subscription agent (the "Subscription Agent") and MangoSoft, in connection with the exercise of the Over-subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by MangoSoft or the Subscription Agent.

        Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions For Use of MangoSoft, Inc. Subscription Certificates (including a Notice of Guaranteed Delivery for Subscription Certificates Issued by MangoSoft, Inc. and Important Tax Information);

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.	Notice of Guaranteed Delivery for Subscription Certificates Issued by MangoSoft, Inc.; and

5.	A return envelope addressed to the Subscription Agent.

        Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Eastern Standard time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from Interwest Transfer Company at (801) 272-9294 or by contacting Dale Vincent, Chief Executive Officer, at MangoSoft, Inc. at (603) 324-0400.

Very truly yours,

MANGOSOFT, INC.

By: _____________________
Name: Dale Vincent
Title: Chief Executive Officer

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MANGOSOFT, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.